Filed pursuant to Rule 424(b)3
File No. 333-153862

Grant Park Fund July 2009 Update
August 19, 2009
Supplement dated August 19, 2009 to Prospectus dated March 25, 2009
Class	July ROR	YTD ROR	Net Asset Value	Net Asset Value per Unit
A	-1.3%	-9.4%	$77.0M	$1,422.3
B	-1.3%	-9.8%	$722.3M	$1,255.2
Legacy 1	-1.1%	-4.1%	$2.0M	$959.0
Legacy 2	-1.1%	-4.2%	$1.9M	$958.1
GAM 1	-1.3%	-2.8%	$2.2M	$972.3
GAM 2	-1.3%	-2.9%	$1.5M	$971.1
GAM 3	-1.4%	-3.6%	$10.4M	$963.8
ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES
Grant Park’s Legacy and GAM portfolios began trading on April 1, 2009.

Grant Park Fund Announcements
Dearborn Capital Management, LLC, General Partner of the Grant Park Fund moved on Friday, August 21. Our new offices are still in Chicago and all phone numbers remain the same. Our new address is:

Dearborn Capital Management, LLC
626 W. Jackson Blvd., Suite 600
Chicago, IL 60661

Sector Commentary

Agriculturals/Softs:   Soybean prices declined in July as a result of optimal weather in the Midwestern United States and technical selling by large commodity funds.  In the softs markets, tight supply forecasts drove sugar prices to multi-year highs.

Currencies:  The U.S. dollar declined against most counterparts in July.  Signs of economic recovery and strong moves in the global equity markets supported higher-yielding currencies such as the Australian dollar.

Energies:  Elevated inventories in the energy markets led to a decline across the sector.  Speculators liquidated positions on beliefs that higher inventory levels were a sign of ongoing weak demand for energy products.

Equities:   Strong corporate earnings resulted in solid gains in the global equity markets last month.  Improvement in a number of global economic indicators also played a major role in moving prices higher.

Fixed Income:  A surge in investor risk appetite caused prices in the fixed-income markets to decline in July.  Investors liquidated debt positions on speculation that the global recession may be abating.

Metals:  Gold markets rallied in July in response to a weak U.S. dollar.  In the base metals markets, better-than-expected housing starts for June led to strong gains in the copper markets.  An improvement in the U.S. growth report also added to the rally in base metals.

Sincerely,

David Kavanagh
President
Enclosures

Daily fund performance is available on our website at www.grantparkfunds.com along with weekly commentary.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTION IN WHICH AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION OFFERING BY PROSPECTUS ONLY.

Account Statement
(Prepared from books without audit)
For the month ended July 31, 2009

STATEMENT OF INCOME

Trading Income (Loss)	Month to Date Total	Year to Date Total
Realized Trading Income (Loss)	$-22,439,335	$-58,587,391
Change In Unrealized Income (Loss)	17,593,622	12,084,267
Brokerage Commission	-374,444	-1,401,419
Exchange, Clearing Fee and NFA Charges	-24,844	-1,209,072
Other Trading Costs	-585,956	-4,337,203
Change in Accrued Commission	-47,175	-135,909
Net Trading Income (Loss)	-5,878,132	-53,586,727

Other Income	Month to Date Total	Year to Date Total
Interest, U.S. Obligations	$221,105	$2,526,397
Interest, Other	241,708	2,687,329
U.S. Government Securities Gain (Loss)	-55,346	-409,672
Total Income (Loss)	-5,470,665	-48,782,673

Expenses	Month to Date Total	Year to Date Total
Management Fee	$0	$0
Incentive Fee	684,727	3,110,061
Operating Expenses	172,070	1,180,601
Organization and Offering Expenses	193,538	1,846,537
Brokerage Expenses	4,377,259	30,253,818
Total Expenses	5,427,594	36,391,017

Net Income (Loss)	$-10,898,259	$-85,173,690

Statement of Changes in Net Asset Value	Month to Date Total	Year to Date Total
Beginning Balance	$824,565,796	$643,595,209
Additions	6,253,710	287,034,396
Net Income (Loss)	-10,898,259	-85,173,690
Redemptions	-2,531,668	-28,066,336
Balance at JULY 31, 2009	$817,389,579	$817,389,579

PERFORMANCE SUMMARY BY CLASS
Class	Net Asset Value per Unit	Units	Net Asset Value	ROR – Month to Date	ROR – Year to Date
A	$1,422.294	54,154.42053	$77,023,488	-1.3%	-9.4%
B	$1,225.202	589,560.72923	$722,331,073	-1.3%	-9.8%
Legacy 1	$959.026	2,080.79348	$1,995,534	-1.1%	-4.1%
Legacy 2	$958.052	2,004.93340	$1,920,830	-1.1%	-4.2%
GAM 1	$972.269	2,273.35582	$2,210,312	-1.3%	-2.8%
GAM 2	$971.123	1,592.55919	$1,546,570	-1.3%	-2.9%
GAM 3	$963.812	10,750.82266	$10,361,772	-1.4%	-3.6%
 Grant Park’s Legacy and GAM portfolios began trading on April 1, 2009.

To the best of my knowledge and belief the information contained herein is accurate and complete.

__________________________________________________________
David Kavanagh, President
For Dearborn Capital Management, LLC
General Partner of Grant Park Futures Fund, Limited Partnership